As filed with the Securities and Exchange Commission on June 4, 2021

No. 333-253195

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0918165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Sylvan Way

Parsippany, New Jersey 07054

(973) 496-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jean M. Sera

SVP, General Counsel, Chief Compliance Officer

and Corporate Secretary

6 Sylvan Way

Parsippany, New Jersey 07054

(973) 496-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, P.C.

Luke R. Jennings

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering by Avis Budget Group:
Common Stock, par value $0.01 per share	(2)	(2)	(2)	(2)
Secondary Offering by Selling Stockholders
Common Stock, par value $0.01 per share	(2)	(2)	(2)	(2)
Common Stock, par value $0.01 per share	18,430,882	$86.18(3)	$1,588,373,410.76(3)	$173,291.54

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

An indeterminate number of shares of common stock is being registered as may from time to time be issued at indeterminate prices. In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee relating to such securities.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of our common stock on the Nasdaq Global Select Market on May 28, 2021. The proposed maximum offering price for such securities will be determined from time to time by the selling stockholder named herein in connection with, and at the time of, the sale by such selling stockholder of such securities.

PROSPECTUS

Avis Budget Group, Inc.

Common Stock

Avis Budget Group, Inc. (the “Company”) may offer from time to time shares of common stock, par value $0.01 per share (our “common stock”), in one or more offerings. The selling stockholder identified in this prospectus may offer from time to time up to 18,430,882 shares of common stock in one or more offerings. An indeterminate number of additional shares of common stock may be offered and sold by selling stockholders who may be identified in future supplements to this prospectus and/or, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CAR.”

The address of our principal executive office is 6 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 496-4700.

Investing in our common stock involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2021.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our common stock, you should carefully read this document with the attached prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for information on us and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus. Unless the context otherwise requires, references herein to “we,” “our,” “us,” “Avis” or the “Company” refer to Avis Budget Group, Inc. and its consolidated subsidiaries.

About this Prospectus

This prospectus is part of a registration statement we have filed with the SEC using a “shelf” registration process. Using this process, we or our stockholders may offer shares of our common stock in one or more offerings. The selling stockholder identified in this prospectus may offer from time to time up to 18,430,882 shares of common stock in one or more offerings. Any other stockholders selling pursuant to this prospectus will be named in an accompanying prospectus supplement and/or, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus provides you with a general description of the common stock we or our stockholders may offer. Each time we use this prospectus to offer common stock, we will provide a prospectus supplement that will describe the specific terms of the offering, if applicable. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

About Avis

We are a leading global provider of mobility solutions through our three most recognized brands, Avis, Budget and Zipcar, together with several other brands, well recognized in their respective markets. Our brands offer a range of options, from car and truck rental to car sharing. We and our licensees operate our brands in approximately 180 countries throughout the world. We generally maintain a leading share of airport car rental revenues in North America, Europe and Australasia, and we operate a leading car sharing network, as well as one of the leading commercial truck rental businesses in the United States.

Common Stock

We may issue and sell, and our stockholders may sell, our common stock. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors (the “Board of Directors”) from time to time out of our assets or funds legally available for dividends. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. The holders of common stock have no preemptive rights or cumulative voting rights.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at ir.avisbudgetgroup.com.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (but not portions of such documents which are furnished rather than filed under applicable SEC rules) made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the offering is complete:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 17, 2021 (the “2020 10-K”);

•	Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 4, 2021;

•	our Current Reports on Form 8-K, filed with the SEC on February 16, 2021 (film number 21640583), February 17, 2021, March 1, 2021, March 23, 2021, May 21, 2021, May 27, 2021 and June 4, 2021;

•	those portions of our Definitive Proxy Statement under Regulation 14A, filed with the SEC on March 30, 2021, that are incorporated by reference into the 2020 10-K; and

•	the description of our common stock included in Exhibit 4.15 to our 2020 10-K.

We encourage you to read our periodic and current reports. These reports provide additional important information about our Company. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Avis Budget Group, Inc.

6 Sylvan Way

Parsippany, New Jersey 07054

(973) 496-4700

Attention: Corporate Secretary

We have not authorized anyone else to provide you with any information other than that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of common stock offered by us pursuant to this prospectus and the applicable prospectus supplement will be used for general corporate purposes. General corporate purposes may include repayment of indebtedness, acquisitions, additions to working capital, repurchases of common stock, dividends, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. All of the shares of common stock offered by the selling stockholder identified herein pursuant to this prospectus will be sold by such selling stockholder for its own account. We may, however, bear a portion of the expenses of the offering of common stock by such selling stockholder, except that such selling stockholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

SELLING STOCKHOLDER

The selling stockholder listed in the table below may from time to time offer and sell our common stock pursuant to this prospectus and any applicable prospectus supplement. The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling stockholder. The information presented below is as of June 4, 2021; information with respect to beneficial ownership is based on information obtained from such selling stockholder and publicly available information. Information with respect to shares beneficially owned after the offering assumes the sale of all the shares offered and no other purchases or sales of common stock. Information about other selling stockholders, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement and/or, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part.

	Beneficial Ownership Prior to Offering(1)(2)			Shares Beneficially Owned After Offering(1)(2)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Outstanding Common Stock	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Common Stock
SRS Investment Management, LLC(3)(4)	18,430,882	26.4%	18,430,882	—	—

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) of the Exchange Act.
(2)	There were 69,858,812 shares of our common stock outstanding as of June 3, 2021.
(3)

Such shares are directly held by funds managed by SRS Investment Management, LLC (“SRS”). SRS Investment Management, LP (“SRS IM”) is the managing member of SRS. SRS Investment Management GP, LLC (“SRS IM GP”) is the general partner of SRS IM. Karthik R. Sarma is the managing member and principal of SRS IM GP. In such capacities, SRS, SRS IM, SRS IM GP and Mr. Sarma may be deemed to have voting and dispositive power with respect to the shares held by such funds. Mr. Sarma is a director of the Company. The address of each entity and individual named in this footnote is 1 Bryant Park, 39th Floor, New York, NY 10036.

(4)

SRS and Karthik R. Sarma have economic exposure to, and may be deemed to beneficially own, an additional 11,354,508 notional shares of common stock pursuant to cash-settled equity swaps. Such notional shares represent approximately 16.3% of the shares of common stock outstanding on June 3, 2021. SRS and Mr. Sarma do not have voting power or dispositive power with respect to the shares referenced in such swaps, and disclaim beneficial ownership of the shares underlying such swaps.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “certificate of incorporation”) and amended and restated bylaws (the “bylaws”), which are filed as exhibits to this registration statement and which we encourage you to refer to. In addition, you should refer to the General Corporation Law of Delaware, as amended (the “DGCL”), which may also affect the terms of the common stock.

Authorized Shares of Capital Stock

The certificate of incorporation of the Company authorizes the Company to issue 260,000,000 shares, par value $0.01 per share, consisting of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock (the “preferred stock”).

Fully Paid and Nonassessable

All of the outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

The holder of each share of common stock is entitled to cast one vote on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Each share will continue to have one vote following a stock split, stock dividend or similar reclassification.

The affirmative vote of the holders of at least 80% of the voting power of all shares of common stock shall be required to alter, amend, adopt any provision inconsistent with, or repeal certain provisions in the certificate of incorporation related to the election of directors, stockholder nomination of directors, newly created directorships and vacancies, stockholder action, bylaw amendments or charter amendments, and certain provisions in the bylaws related to annual or special meetings of stockholders or stockholder action.

In addition, as further described below, the affirmative vote of the holders of at least 80% of the voting power of all shares of common stock shall be required to approve certain transactions with an interested stockholder or affiliate thereof, unless such transaction meets certain pricing requirements and is approved by a majority of disinterested directors. This voting requirement is notwithstanding the requirements of any law, agreement with any national securities exchange or otherwise. An “interested stockholder” is any person that (i) is the beneficial owner of 5% or more of the common stock, (ii) is an affiliate of the Company and within the last two years was the beneficial owner of 5% or more of the common stock or (iii) is an assignee of or successor to shares of common stock which were owned by such persons within the last two years. The Board of Directors, by majority vote, has the power and authority to determine whether a person is an “interested stockholder” or an affiliate thereof, the beneficial ownership of such person, and whether any transaction meets the pricing requirements referred to above.

Dividend Rights

Subject to the rights of the holders of preferred stock, the Company is permitted to pay dividends from time to time on common stock out of the assets or funds of the Company legally available for the payment of dividends under Delaware law.

Liquidation Rights

After payment of or provision for all liabilities, including contingent liabilities, of the Company and payment of the liquidation preference payable to any holders of preferred stock, if any, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, to receive their proportionate interest in the net assets of the Company, if any, remaining for distribution to stockholders.

Other Rights

The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions or restrictions on alienability applicable to the common stock.

Takeover Defense

Certain provisions of the certificate of incorporation, the bylaws and the DGCL have anti-takeover effects and could delay, discourage, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

The Board of Directors will have the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion and redemption rights and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors will have the power, to the extent consistent with its legal duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of the Company, and thereby assist members of management to retain their positions.

No Stockholder Action by Written Consent; Special Meetings. Any action required or permitted to be taken by the stockholders of the Company must be duly effected at an annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors, the President or a majority of the full Board of Directors pursuant to a resolution stating the purpose or purposes of the special meeting. No business other than that stated in the notice shall be transacted at any special meeting.

Advance Notice for Stockholder Nominations and Proposals of New Business. The bylaws establish an advance notice procedure. This procedure requires stockholders to deliver to the Company notice of any proposal to be presented at an annual meeting of stockholders not less than 60 nor more than 90 days prior to the anniversary of the preceding annual meeting of stockholders, and notice of a candidate to be nominated for election as a director of the Company at an annual meeting of stockholders not less than 90 days prior to such anniversary. However, in both instances, if the date of the meeting is not within 25 days of such anniversary or with respect to director nominations for an election to be held at a special meeting of stockholders, advance notice shall be given not later than 10 days after the actual meeting date is first so announced or notice thereof was mailed, whichever first occurs.

Delaware Business Combination Statute. The Company is subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of common stock.

In addition to the approval requirements under Delaware law, the certificate of incorporation includes additional requirements concerning certain “business combinations,” which is defined in the certificate of incorporation to include any of the following:

•

any merger or consolidation of the Company or any majority-owned subsidiary with (a) any interested stockholder or (b) any other corporation (whether or not itself an interested stockholder) that is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder of any assets of the Company or any majority-owned subsidiary having an aggregate fair market value of $10 million or more;

•

the issuance or transfer by the Company or any majority-owned subsidiary (in one transaction or series of transactions) of any securities of the Company or any majority-owned subsidiary to any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any interested stockholder or any affiliate of any interested stockholder; or

•

any reclassification of securities (including any reverse stock split) or recapitalization of the Company or any merger or consolidation of the Company with any of its majority-owned subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity security of the Company or any majority-owned subsidiary that is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

Any business combination defined above requires approval by the affirmative vote of at least 80% of the voting power of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, unless:

•	the business combination is approved by a majority of the disinterested directors; or

•	certain minimum price criteria and procedural requirements are satisfied.

In general, a “disinterested director” means a director that is not affiliated with the interested stockholder and was a member of the board of directors prior to the time that the interested stockholder became an interested stockholder.

Listing

The common stock has been listed on the NASDAQ Global Select Market under the ticker symbol “CAR.”

Transfer Agent

The transfer agent for the common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We and our stockholders may from time to time sell shares of our common stock on any stock exchange, market or trading facility on which the common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We and our stockholders may use any one or more of the following methods when disposing of shares of common stock:

•	on NASDAQ or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through agents;

•

in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	broker-dealers may agree with the Company or selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

The aggregate proceeds to us or the selling stockholders, as applicable, from the sale of our common stock will be the purchase price of our common stock less discounts or commissions, if any. We will not receive any proceeds from the sale of common stock by our stockholders. We and any selling stockholders reserve the right to accept and, together with our or their agents, as applicable, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents.

Any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and, if applicable, any selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Certain agents, underwriters and dealers, and their associates and affiliates may have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

To facilitate the offering of the common stock offered by us or the selling stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Selling stockholders may use this prospectus in connection with resales of our common stock. Such selling stockholders may be deemed to be underwriters under the Securities Act in connection with the shares of our common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York will pass upon the validity of the common stock offered hereby on our behalf. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements, and the related financial statement schedule incorporated in this prospectus by reference from Avis Budget Group, Inc.’s Annual Report on Form 10-K, and the effectiveness of Avis Budget Group, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

SEC registration fee	$173,291.54 *
Accounting fees and expenses	(1)
Legal fees and expenses	(1)
Printing and engraving expenses	(1)
Registrar and Transfer Agent’s fees	(1)
Miscellaneous fees and expenses	(1)
Total	(1)

*

This fee relates to the secondary offering of common stock by the selling stockholder identified herein. Any fees in respect of a primary offering by the Company or secondary offering by other selling stockholders to be identified in a prospectus supplement or a post-effective amendment to this registration statement, as applicable, have been deferred in reliance on Rule 456(b) and Rule 457(r) of the Securities Act.

(1)

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-3.

Item 15. Indemnification of Directors and Officers

The Company is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person, including an officer or director, who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

4.1	Amended and Restated Certificate of Incorporation of Avis Budget Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated September 5, 2006).

4.2	Amended and Restated By-Laws of Avis Budget Group, Inc., as of August 10, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, dated August 13, 2020).

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature pages to this registration statement).

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, New Jersey, on June 4, 2021.

Avis Budget Group, Inc.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 4, 2021 in the capacities indicated:

Name	Title

*	Chief Executive Officer and President
Joseph A. Ferraro	(Principal Executive Officer)

*	Chief Financial Officer
Brian J. Choi	(Principal Financial Officer)

*	Vice President and Chief Accounting Officer
Cathleen DeGenova	(Principal Accounting Officer)

*	Chairman
Bernardo Hees

*	Director
Lynn Krominga

*	Director
Glenn Lurie

*	Vice Chairman
Jagdeep Pahwa

*	Director
Karthik R. Sarma

*	Director
Carl Sparks

*By:	/s/ Jean M. Sera
Jean M. Sera
Attorney-in-Fact